As filed with the Securities and Exchange Commission on December 1, 2016

Registration No. 333-207416

Registration No. 333-207416-01

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT NO. 333-207416

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT NO. 333-207416-01

UNDER

THE SECURITIES ACT OF 1933

POST PROPERTIES, INC.

(Mid-America Apartment Communities, Inc. as successor by merger to Post Properties, Inc.)

POST APARTMENT HOMES, L.P.

(Mid-America Apartments, L.P. as successor by merger to Post Apartment Homes, L.P.)

(Exact name of registrant as specified in charter)

Georgia (Post Properties, Inc.) Georgia (Post Apartment Homes, L.P.)	58-1550675 (Post Properties, Inc.) 58-2053632 (Post Apartment Homes, L.P.)
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

c/o Mid-America Apartment Communities, Inc. 6584 Poplar Avenue Memphis, Tennessee	38138
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 901 682-6600

Robert J. DelPriore

Executive Vice President and General Counsel

6584 Poplar Avenue

Memphis, Tennessee 38138

(901) 682-6600

(Name, address, including zip code, and telephone number, including area code, of agent for service of process for

Mid-America Apartment Communities, Inc. as successor by merger to Post Properties, Inc.)

Copies to:

Mark S. Opper, Esq. Goodwin Procter LLP The New York Times Building 620 Eighth Avenue New York, New York 10018 Tel: (212) 813-8800 Fax: (212) 355-3333	Richard F. Mattern, Esq. Oscar L. Thomas, Esq. Bass, Berry & Sims PLC The Tower at Peabody Place 100 Peabody Place, Suite 1300 Memphis, Tennessee 38103 Tel: (901) 549-5933 Fax: (901) 549-5999

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filter, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Post Properties, Inc.	Large Accelerated Filer	☒	Accelerated Filer	☐

	Non-Accelerated Filer	☐ (Do not check if a smaller reporting company)	Smaller Reporting Company	☐

Post Apartment Homes, L.P.	Large Accelerated Filer	☐	Accelerated Filer	☐

	Non-Accelerated Filer	☒ (Do not check if a smaller reporting company)	Smaller Reporting Company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the following Registration Statements of Post Properties, Inc., a Georgia corporation (the “Company”), and Post Apartment Homes, L.P., a Georgia limited partnership (the “Operating Partnership”), on Form S-3ASR (collectively, the “Registration Statements”) filed with the Securities and Exchange Commission (the “Commission”):

•	Registration Statement No. 333-207416, filed with the Commission on October 14, 2015, which registered an unspecified amount of the Company’s common stock, par value $0.01 per share (“Common Stock”), preferred stock, par value $0.01 per share (“Preferred Stock”), depositary shares representing Preferred Stock, and an unspecified amount of the Operating Partnership’s debt securities.

•	Registration Statement No. 333-207416-01, filed with the Commission on October 14, 2015, which registered an unspecified amount of the Company’s Common Stock, Preferred Stock, depositary shares representing Preferred Stock, and an unspecified amount of the Operating Partnership’s debt securities.

Effective December 1, 2016, pursuant to the Agreement and Plan of Merger, dated as of August 15, 2016, by and among Mid-America Apartment Communities, Inc., a Tennessee corporation (“MAA”), Mid-America Apartments, L.P., a Tennessee limited partnership (“MAA LP”), the Company, Post GP Holdings, Inc., a Georgia corporation, and the Operating Partnership, (i) the Company merged with and into MAA and the separate corporate existence of the Company thereupon ended, and (ii) the Operating Partnership merged with and into MAA LP, and the separate existence of the Operating Partnership thereupon ended.

As a result of the mergers, the Company and the Operating Partnership have terminated any and all offerings of their securities pursuant to the Registration Statements. Accordingly, the Company and the Operating Partnership hereby terminate the effectiveness of the Registration Statements and, in accordance with an undertaking made by the Company and the Operating Partnership in Part II of the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all securities of the Company and the Operating Partnership registered but unsold under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, each of Mid-America Apartment Communities, Inc., as successor by merger to the Company, and Mid-America Apartments, L.P., as successor by merger to the Operating Partnership, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis, State of Tennessee, on this 1st day of December, 2016.

Date: December 1, 2016	MID-AMERICA APARTMENT COMMUNITIES, INC., as successor by merger to Post Properties, Inc.

	By:	/s/ Albert M. Campbell, III
	Name:	Albert M. Campbell, III
	Title:	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

Date: December 1, 2016	MID-AMERICA APARTMENTS, L.P. as successor by merger to Post Apartment Homes, L.P.

By: Mid-America Apartment Communities, Inc., its general partner

	By:	/s/ Albert M. Campbell, III
	Name:	Albert M. Campbell, III
	Title:	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

Note: No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance on Rule 478 under the Securities Act of 1933, as amended.